SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                    CHICO'S
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[GRAPHIC APPEARS HERE]
CHICO'S(R)



                                CHICO'S FAS, INC.
                               11215 METRO PARKWAY
                            FT. MYERS, FLORIDA 33912

                                                                 April 20, 2000

TO OUR STOCKHOLDERS:

     You are cordially invited to attend our 2000 annual meeting of stockholders which will be held at the 'Tween Waters Inn, 15951 Captiva Road, Captiva Island, Florida, 33924, on June 13, 2000 at 2:00 p.m., local time.

     This year we have selected the 'Tween Waters Inn on Captiva as the venue for the annual meeting because we believe it offers a perfect setting for the meeting. I look forward to this opportunity to let you become better acquainted with Chico's, our directors and officers, our achievements and our plans for the future.

     Please read these materials so that you'll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card. This way, your shares will be voted as you direct even if you can't attend the meeting.



                                           /s/ MARVIN GRALNICK

                                          MARVIN J. GRALNICK
                                          CHIEF EXECUTIVE OFFICER, PRESIDENT
                                          AND CHAIRMAN OF THE BOARD

[GRAPHIC APPEARS HERE]

CHICO'S(R)


                               CHICO'S FAS, INC.
                               11215 METRO PARKWAY
                            FT. MYERS, FLORIDA 33912


                 ---------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 13, 2000
                 ---------------------------------------------
To the Stockholders of
Chico's FAS, Inc.:

     TIME                  2:00 p.m., Local Time, on Tuesday, June 13, 2000

     PLACE                 The 'Tween Waters Inn
                           Captiva, Florida

     ITEMS OF BUSINESS     1. To elect two Class I directors to each serve for a three-year term;
                           2. To ratify the appointment of Arthur Andersen LLP as the
                              Company's independent certified public accountants for
                              fiscal year 2001;
                           3. To ratify amendments to the Non-Employee Directors' Stock
                              Option Plan
                           4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     RECORD DATE           You can vote if you are a shareholder of record on April 19,
                           2000.

     ANNUAL REPORT         Our 2000 Annual Report, which is not a part of the
                           proxy soliciting material, is enclosed.

     PROXY VOTING          It is important that your shares be represented
                           and voted at the Annual Meeting. Please vote by
                           dating, signing and mailing the enclosed proxy
                           promptly in the enclosed postage paid pre-addressed
                           envelope. If you should be present at the meeting
                           and desire to vote in person, you may withdraw your proxy.

                                          By Order of the Board of Directors,

                                          CHARLES J. KLEMAN, SECRETARY

April 20, 2000

[GRAPHIC APPEARS HERE]
CHICO'S(R)



                                CHICO'S FAS, INC.
                               11215 METRO PARKWAY
                            FT. MYERS, FLORIDA 33912
                                -----------------
                                 PROXY STATEMENT
                                -----------------
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 13, 2000

To the Stockholders of
Chico's FAS, Inc.:
                                                                 April 20, 2000


     These proxy materials are delivered in connection with the solicitation by the Board of Directors of Chico's FAS, Inc. ("Chico's," the "Company," "we," or "us"), a Florida corporation, of proxies to be voted at our 2000 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

     You are invited to attend our Annual Meeting of Stockholders on June 13, 2000, beginning at 2:00 p.m., Local Time. The Annual Meeting will be held at the 'Tween Waters Inn, Captiva, Florida. Stockholders will be admitted beginning at 1:30 p.m.

     It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, whether you plan to attend the Annual Meeting or not and regardless of the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.


                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE MEETING?

     At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, ratification of the Company's independent auditors, and ratification of amendments to the Non-Employee Directors' Stock Option Plan. In addition, the Company's management will report on the performance of the Company during fiscal 2000 and respond to questions from stockholders.


WHEN ARE THESE MATERIALS BEING MAILED?

     This Proxy Statement, form of proxy and voting instructions are being mailed starting on approximately May 1, 2000.


WHO IS ENTITLED TO VOTE?

     Only stockholders of record at the close of business on the record date, April 19, 2000, are entitled to receive notice of the annual meeting and to vote at the Annual Meeting (or any adjournment or postponement thereof) the shares of common stock that they held on that date. As of that date, there were 17,180,936 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share (the "Common Stock") are the only outstanding voting securities of the Company.

WHAT CONSTITUTES A QUORUM?

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions as to that item from the beneficial owner.


HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to the Company's transfer agent, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may vote at the Annual Meeting either by delivering your completed proxy card in person or by voting instead by ballot. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.


CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

     The Company has not established procedures to allow telephone or electronic voting, but we may do so for future stockholder meetings if we determine that the added convenience to our stockholders would justify the additional costs to the Company associated with these voting methods.


CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may revoke the proxy and you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting the shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof. The giving of the proxy does not affect the right to vote in person should the stockholder attend the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.


IF I SUBMIT A PROXY, HOW WILL MY SHARES BE VOTED?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.


WHAT ARE THE BOARD'S RECOMMENDATIONS?

     The Board's recommendations are set forth together with the description of each item in this proxy statement. In summary, The Board recommends a vote:

   o FOR election of the nominees for the Class I Director positions (see page 3);

   o FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors (see page 6); and

   o FOR ratification of the amendments to the Non-Employee Directors' Stock Option Plan (see page 6).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     ELECTION OF DIRECTORS. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

     OTHER ITEMS. For each other item, the item will be approved if the affirmative votes in favor of the item are greater than the votes cast opposing the item. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of the vote, an abstention will have the same effect as does a share that is not present.


HOW WILL VOTES BE COUNTED?

     All votes will be tabulated by employees of The Registrar and Transfer Company, the Company's transfer agent for the Common Stock, whose representatives will serve as one or more of the inspectors of election. Although abstentions and broker non-votes are each included in the determination of the number of shares present, they are not counted on any matters brought before the meeting.


WHO IS PAYING FOR THE PREPARATION AND MAILING OF THE PROXY MATERIALS AND HOW WILL SOLICITATIONS BE MADE?

     We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby.


1. ELECTION OF DIRECTORS -- ITEM ONE ON YOUR PROXY CARD

                         DIRECTORS STANDING FOR ELECTION

     The Board of Directors is divided into three classes, currently consisting of two directors in each class, whose terms expire at successive annual meetings. The current terms of the three classes of directors expire in 2000 (Class I directors), 2001 (Class II directors), and 2002 (Class III directors). Directors are generally elected for three-year terms.

     Two Class I directors are to be elected at the 2000 Annual Meeting. The Board of Directors has nominated the following persons to stand for election at the 2000 Annual Meeting for the two director seats (terms expiring in 2003):

                                Charles J. Kleman
                                 Ross E. Roeder

     The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy "FOR" the election of Charles J. Kleman and Ross E. Roeder as Class I directors of the Company, each to serve for the term described above. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the directors.

     Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, the nominees shall be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other persons as the Board of Directors may select. The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES FOR ELECTION AS DIRECTORS.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2003:

     CHARLES J. KLEMAN, 49, is Executive Vice President-Finance, Chief Financial Officer and Secretary/Treasurer of the Company. Charles J. Kleman has been employed by Chico's since January 1989, when he was hired as the Company's Controller. In 1991, he was elected as Vice President/Assistant Secretary. In 1992, Mr. Kleman was designated as the Company's Chief Financial Officer. In September 1993, he was elected to the additional position of Secretary/Treasurer, served as Senior Vice President-Finance from January 1996 through November 1996 and effective December 1996, was promoted to the position of Executive Vice President-Finance. Prior to joining Chico's, Mr. Kleman was an independent accounting consultant in 1988, and from 1986 to 1988 Mr. Kleman was employed by Electronic Monitoring & Controls, Inc., a manufacturer and distributor of energy management systems, as its Vice President/Controller. Prior to 1986, Mr. Kleman was employed by various independent certified public accounting firms, spending over four years of that time with Arthur Andersen & Co. Mr. Kleman is responsible for accounting, financial reporting, management information systems, investor relations and overall management of the distribution center.

Director since 1993.

     ROSS E. ROEDER, 62, is Chairman and Chief Executive Officer of Smart & Final, Inc., having held these positions since 1999 and having served as a director of SFI Corporation, the parent corporation of Smart & Final, since 1984. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its chairman of the board. Since the late 1970's, he also served and continues to serve as Chairman of the Board and Chief Executive Officer of MDR, Inc., International Consulting Group. Mr. Roeder is also a director of Gulf West Banks, Inc. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Prior to 1986, he was President, Chief Executive Officer and Chief Operating Officer of Fotomat Corp.

Director since 1997.


                         DIRECTORS CONTINUING IN OFFICE

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2001:

     HELENE B. GRALNICK, 52, is Senior Vice President-Design and Concept for the Company. Helene B. Gralnick was a co-founder of Chico's, together with her husband, Marvin J. Gralnick, and has served the Company in various senior executive capacities throughout its history. She was first elected Vice President/Secretary in 1983. Ms. Gralnick was elected as Senior Vice President-Merchandise Concept in 1992. In September 1993, Ms. Gralnick stepped down from all officer positions with the Company. In connection with the resignation of Jeffrey J. Zwick as Chief Executive Officer, President and a director of the Company in November 1994, Ms. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Ms. Gralnick was elected as Senior Vice President-Design and Concept.

Director since 1983.

     VERNA K. GIBSON, 57, presently is a retailing consultant. From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. On October 12, 1995, Petrie Retail, Inc. filed a petition under Chapter 11 of the Bankruptcy Code. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm. Ms. Gibson also serves as a director of Today's Man, Inc., Mothers Work, Inc., and the National Retail Federation.

Director since 1993.


DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2002:

     MARVIN J. GRALNICK, 65 is Chief Executive Officer, President and Chairman of the Board of the Company. Marvin J. Gralnick, together with his wife, Helene
B. Gralnick, founded Chico's in December 1983. He served the Company as its Chief Executive Officer until September 1993, at which time Jeffrey J. Zwick succeeded Mr. Gralnick in this position. In connection with the resignation of Jeffrey J. Zwick as Chief Executive Officer, President and a director of the Company in November 1994, Mr. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Mr. Gralnick reassumed the role of Chief Executive Officer and in March 1997 reassumed the position of President following the departure of Melissa Payner. Mr. Gralnick served as President from the Company's founding until 1990 when he became Chairman of the Board and was given the official title of Chief Executive Officer. Mr. and Ms. Gralnick's vision and creative talents led the development and evolution of the Company's philosophy and the design and feel of Chico's merchandise and Chico's stores through September 1, 1993 and since November 1994 again are leading the Company in this regard.

Director since 1983.

     JOHN W. BURDEN, 63, is currently an independent retailing consultant, having served as a consultant and partner in Retail Options, Inc. from November 1993 to December 1997. From December, 1990 to March 1993, Mr. Burden's principal occupation was as an officer in Pelican Palms Realty Company, a real estate sales company he owned. In 1990, he retired as the Chairman of both Federated Department Stores, Inc., and Allied Department Stores, Inc., following a 19 year career in various merchandising positions in the Federated organization, including as President of Burdines and Chairman of the Abraham and Strauss Division. Prior to that time, he spent 12 years with Macy's. Mr. Burden is also director of Danskin, Inc., Hills Stores Co., Carson Pirie Scott, Inc., J. Crew and Saks Incorporated.

Director since 1997.


          MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     The Board of Directors held six meetings during fiscal 2000. In fiscal 2000, each incumbent Director attended at least 75% of the total number of Board and Committee meetings.

     The Board of Directors has a standing Audit Committee and Compensation and Benefits Committee but does not have a Nominating Committee. The Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Amended and Restated Articles of Incorporation of the Company. See "Stockholder Proposals for Presentation at the 2000 Annual Meeting" for further information.

     The current members of the Audit Committee are Mr. Burden, Ms. Gibson and Mr. Roeder. The Audit Committee held three meetings during fiscal 2000. The Audit Committee's principal responsibilities are to recommend annually a firm of independent certified public accountants to the Board of Directors, to review the annual audit of the Company's financial statements and to meet with the independent certified public accountants of the Company from time to time in order to review the Company's internal controls and financial management practices.

     The current members of the Compensation and Benefits Committee are Mr. Burden, Ms. Gibson and Mr. Roeder. The Compensation and Benefits Committee held four meetings during fiscal 2000. The principal responsibilities of the Compensation and Benefits Committee are to review and make recommendations to the Board of Directors concerning the compensation of all officers of the Company; to review and make recommendations with respect to the Company's existing and proposed compensation plans, and to serve as the committee responsible for administering the Company's 1992 Stock Option Plan, the Company's 1993 Stock Option Plan and the Company's 1993 Employee Stock Purchase Plan.


                            COMPENSATION OF DIRECTORS

     BASE COMPENSATION. Each non-employee director receives $6,000 per quarter to cover all Board and committee meetings. All directors are also entitled to reimbursement of their reasonable out-of-pocket expenses.

     OPTIONS. Each non-employee director receives an automatic grant each year following the annual meeting of stockholders of options to purchase 10,000 shares of common stock. For fiscal 2000, Ms. Gibson and Messrs. Burden and Roeder received grants under this plan. Each such option grant, which vested in full on December 8,

1999 and has a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which in the case of these particular options was $13.5625 (as adjusted to account for the Company's two-for-one stock split).

     INDEMNIFICATION. We indemnify our directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.


2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS -- ITEM TWO ON YOUR PROXY CARD

     The firm of Arthur Andersen LLP has been our independent certified public accountants for many years. Arthur Andersen LLP has been recommended by the Audit Committee and approved by the Board of Directors as our independent certified public accountants for the year ending January 27, 2001, subject to ratification of such appointment by the stockholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders. Ratification of the Company's independent certified public accountants is not required by the Company's By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice.

     The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy "FOR" ratification of the appointment of Arthur Andersen LLP as independent certified public accountants for the period specified. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the directors upon recommendations of the Audit Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITORS FOR THE PERIOD SPECIFIED.


3. PROPOSAL TO RATIFY AMENDMENTS TO THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN -- ITEM THREE ON YOUR PROXY CARD

     In order to be in a position to continue to effectively attract and retain members of the Board of Directors who are not employees of the Company or its subsidiaries (the "Non-Employee Directors"), the Board of Directors adopted and the stockholders approved the Chico's FAS, Inc. Non-Employee Directors' Stock Option Plan (the "Plan") in 1999. In August 1999, the Board of Directors authorized and adopted certain amendments to the Plan, and authorized submission of same at the 2000 Annual Meeting of Stockholders for ratification by the stockholders.


THE AMENDMENT

     The Plan provides that the Board of Directors or a committee of two or more members of the Board of Directors (the "Committee") will administer the Plan. As originally adopted, the Plan provided that certain options would be automatically issued to Non-Employee Directors following each annual meeting of stockholders and that the Committee also could grant discretionary stock options to Non-Employee Directors. The terms of these discretionary options, including as to the number of shares of common stock covered, exercise price, and vesting, were to be determined at the time of each grant. The Plan also originally empowered the Board of Directors to revise, amend, suspend, discontinue or terminate the Plan as desired without further action.

     The amendments to the Plan 1) eliminate the Committee's ability to grant discretionary stock options under the Plan and 2) prohibit the Company from revising or amending the Plan without stockholder approval if the revision or amendment to the Plan would change the number of shares subject to the Plan, change the designation of the class of persons eligible to receive options under the Plan, decrease the price at which options may be granted, otherwise materially increase the benefits accruing to Non-Employee Directors under the Plan, or remove the administration of the Plan from the Committee. As under the existing terms of the Plan, the Company would continue to be permitted to make certain adjustments in connection with stock splits or divisions, stock dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, combinations, share exchanges, or similar changes affecting the Company's capital stock.

     The Board recommends that you vote "FOR" ratification of the amendments to the Plan. The amendments to the Plan will be ratified if the votes cast "FOR" ratification of the amendments to the Plan by holders entitled to vote exceed the votes cast opposing the ratification of the amendments to the Plan.


SUMMARY OF THE PLAN

     An aggregate of 300,000 shares of Common Stock have been reserved for issuance under the Plan.

     All Non-Employee Directors are eligible to receive options under the Plan. All options issued under the Plan shall be nonqualified options. Each Non-Employee Director will automatically be granted an option for 10,000 shares of Chico's common stock upon his or her appointment to the Board. In addition, each year, as of the date of the Company's Annual Meeting of Stockholders, each Non-Employee Director who is then re-elected or who is continuing as a member of the Board following the Annual Meeting shall receive an option for 10,000 shares of Chico's common stock. There is no limit as to the number of options that may be granted any one eligible individual. The Committee may also make discretionary grants of options to Non-Employee Directors from time to time. The Company will not receive any consideration for the granting of the options under the Plan, other than the services rendered to the Company by the Non-Employee Director in that capacity.

     The per share exercise price of each of the options automatically granted under the Plan shall be the fair market value of the stock on the date of grant. On March 31, 2000, the reported last sale price of the Company's Common Stock on the Nasdaq National Market System was $16 61/64.

     Options automatically granted under the Plan become fully vested six months after the date of the grant, and are exercisable for up to ten years after the date of the grant. If exercised, an option must be exercised within the exercise period by payment of the option price in cash, by check or by other means prescribed by the Committee.

     If the individual's affiliation with the Company as a director is terminated during the term of the option, the end of the option period will be accelerated. Notwithstanding the foregoing general rules, the Committee may permit the earlier exercise of outstanding options.

     An individual may not transfer any option granted under the Plan, although, in some circumstances after the individual's death, the individual's personal representative may exercise the option and, in certain other circumstances, options can be exchanged for new options.

     The aggregate number of shares covered by the Plan, as well as the number of shares covered by outstanding options (and the per share purchase price thereof) are subject to automatic adjustment, without further action of the Board of Directors, the Committee or the stockholders, in the event of a stock dividend, a stock split or certain other recapitalizations with respect to the Company's stock.

     The Board of Directors may amend the Plan (or suspend or discontinue it) without further stockholder approval, but certain amendments will require stockholder approval (see "The Amendment"). No amendment may adversely affect any then outstanding option.

     The Plan will continue for 10 years, unless the Board of Directors votes to terminate the Plan at some earlier time.


                         FEDERAL INCOME TAX CONSEQUENCES

     Because all options under the Plan will be nonqualified stock options and because the Company does not anticipate that any such options will have a readily ascertainable fair market value when issued, the recipient of such an option should not recognize any taxable income or loss for federal income tax purposes at the time the option is granted. The exercise of the nonqualified stock option will, however, result in the immediate recognition of taxable income by its holder at ordinary income rates based on the difference between the purchase price for shares covered by the option and the fair market value of the shares received at the time of exercise. The Company will receive a corresponding income tax deduction at the same time. Additional gain or loss, determined under general rules of taxation, may be realized upon the sale of the shares.

     The specific application and impact of the tax rules may vary depending on the personal situation of individual directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE AMENDMENTS OF THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.


PLAN BENEFITS TABLE -- NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The following table provides information regarding the number and value of the securities to be granted or purchased under the Non-Employee Directors' Stock Option Plan.



                                                            NON-EMPLOYEE DIRECTORS'
                                                               STOCK OPTION PLAN
                                                           --------------------------
                                                                              NUMBER
NAME AND POSITION                                           DOLLAR VALUE     OF UNITS
--------------------------------------------------------   --------------   ---------
           Marvin J. Gralnick,                                   *                *
           Chairman of the Board, Chief Executive
            Officer and President
           Charles J. Kleman,                                    *                *
           Executive Vice President-Finance, Chief
            Financial Officer
           Helene B. Gralnick,                                   *                *
            Senior Vice President-Design and Concept
           Scott A. Edmonds,                                     *                *
           Chief Operating Officer and
            Assistant Secretary
           Patricia A. Murphy,                                   *                *
            Vice President-General Merchandise Manager
           Executive Group (1)                                   *                *
           Non-Executive Director Group                         (2)              (2)
           Non-Executive Officer Employee Group                  *                *

--------
 *  Not eligible for participation
(1) Consists of the five executive officers listed above.
(2) The grant of options under the Non-Employee Directors' Stock Option Plan will occur automatically, in the amount of 10,000 options upon the director's initial appointment to the Board, and 10,000 options each year thereafter during the director's continued service. The Board of Directors has discretion to make additional grants under the plan, but the Company cannot determine the nature or amount of any discretionary awards that will be made in the future. During fiscal 2000, 60,000 stock options were granted under the plan, taking into account the Company's two-for-one stock split distributed on or about January 14, 2000. The dollar value of such stock options cannot be determined.


                                 OTHER BUSINESS

     It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

                          COMPENSATION COMMITTEE REPORT

To: The Board of Directors

OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of three members, each of whom is an outside director of the Company. The Compensation Committee provides overall guidance on the Company's compensation and benefits philosophy. In addition, the Committee approves and monitors the Company's

     o executive compensation and benefits programs
     o executive employment agreements
     o stock option plan
     o profit sharing plan
     o stock purchase plan

     The primary objectives of the Compensation Committee are to assure that the Company's executive compensation and benefits program

     o reflects the Company's unique, entrepreneurial, customer-focused, orientation
     o is competitive with other profitable, growing specialty retail companies
     o safeguards the interests of the company and its stockholders
     o is effective in driving performance to achieve financial goals and create stockholder value
     o fosters teamwork on the part of management
     o is cost-effective and fair to employees, management, and stockholders
     o is well communicated and understood by program participants

     The Company's executive compensation policies are designed to attract, motivate, and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company's planned financial goals. The Compensation Committee meets periodically during each fiscal year to review the Company's existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

     The Company compensates its executive officers through three principal types of compensation: annual base salary, annual incentive bonuses and long-term incentive awards through stock options. The Company, as a matter of policy, places substantial emphasis on incentive bonuses and long-term stock options since these two forms of compensation are viewed as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value.

     In addition to the three types of compensation just mentioned, certain executive officers are eligible to participate in the Company's Employee Stock Purchase Plan.


BASE SALARY

     The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Company, as well as on performance and experience criteria. In addition, the Compensation Committee considers salary and other compensation arrangements of other speciality retailers of similar size and similar growth to determine appropriate levels required to attract, motivate, and retain the most qualified management personnel.

     The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns. Thus, the compensation peer group is not the same as the peer group index in the "Comparison of Cumulative Total Return" graph included in this proxy statement.

     The Compensation Committee, upon the recommendation by the Chief Executive Officer, determines and makes final decisions regarding base salary of executives on an annual basis. The Compensation Committee recognizes that, to some degree, the determination of an executive officer's base salary involves subjective considerations.

INCENTIVE BONUSES

     A significant component of an executive officer's total cash compensation consists of an incentive bonus, which is intended to make the executive compensation dependent on the Company's performance and to provide executive officers with incentives to achieve Company goals, increase stockholder value, and work as a team. The bonuses are based on the Company's achievement of its targeted pre-tax income goal, which is part of the Company's overall plan. The pre-tax income goal, as well as the overall plan, is reviewed and approved by the Compensation Committee prior to the start of each bi-annual period. To encourage high levels of performance, the targeted pre-tax income goal is established at a level which builds in, among other things, a conservatively aggressive growth in sales and comparable store sales.

     Bonuses are awarded to the executive team based on the Company's attainment of specific pre-determined pre-tax income levels relative to the targeted pre-tax income goal established in the Company's overall plan. If the Company does not match its minimum pre-tax income goal level, then no bonuses are awarded. Bonuses are awarded on a bi-annual basis. The executive team was awarded a total of approximately $736,000 in fiscal 2000.


LONG TERM STOCK OPTION COMPENSATION

     The Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interests with those of the Company's stockholders. Stock options, awarded under the Company's 1992 and 1993 Stock Option Plans and in some limited cases outside of the plans pursuant to separate individual stock option agreements, provide an incentive that focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options are a key part of the Company's program for motivating and rewarding managers over the long term. Stock options granted to key employees are tied to future performance of the Company's stock and will provide value only when the price of the Company's stock exceeds the option grant price.

     The Compensation Committee, upon the recommendation by the Chief Executive Officer, determines and makes final decisions regarding stock option awards made under the Company's stock option plans. Such factors as performance and responsibilities of individual managers and the management team as a whole as well as general industry practices play an integral role in the determination of the number of options awarded to a particular senior executive. In determining the size of the individual award of options, the Compensation Committee also considers the amounts of options outstanding and previously granted, the amount of options remaining available for grant under the Stock Option Plans, the aggregate amount of current awards, and the amount necessary to retain qualified management.

     In accordance with its business strategy and compensation philosophy, the Company has granted stock options to a significant number of employees in managerial positions to afford them an opportunity to participate in the Company's future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its stockholders. In fiscal 2000, a total of 337,000 options (split adjusted) were granted to employees, including 240,000 options (split adjusted) which were awarded to senior executives.

     Stock options are typically awarded each year based on an assessment of each recipient's ongoing contribution to overall corporate performance. As a means to encourage a stock option recipient to remain in service with the company, stock option awards vest over time, in equal amounts over a period of three years from the date of grant. All stock options have exercise prices at least equal to the market value of the Company's stock on the date of grant.


PROFIT SHARING PLAN, 401(K) PLAN AND STOCK PURCHASE PLAN FOR EMPLOYEES

     In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in the Company's profits and accumulate retirement savings. Effective as of January 1, 1999, the Company incorporated a 401(k) feature into its profit sharing plan as a further means for all eligible employees at all levels of the Company to accumulate retirement savings. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 20% of their respective compensation and have it contributed to the plan. The Company is obligated to match a portion of the deferral and can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of the results of the Company's operations for the respective year. In fiscal 2000, the Company's aggregate matching contributions, including both mandatory and additional matching contributions, were approximately $276,000, which amounted to approximately 1.1% of its pre-tax profits for fiscal 2000.

     In 1993, the Company adopted a stock purchase plan to provide all eligible employees at all levels an opportunity to become stockholders of the Company. This plan is viewed as an effective way to help align the interest of all employees with those of the Company's stockholders. As an inducement, eligible employees may purchase shares of stock in the Company at a 15% discount to the value of the stock established during the exercise period. In fiscal 1999, the stock purchase plan was extended on the same terms until November of 2001.


FISCAL 2000 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Compensation Committee with respect to the fiscal 2000 compensation for Mr. Gralnick, the Company's Chairman of the Board and Chief Executive Officer.

     Mr. Gralnick's base salary was increased to $450,000 in fiscal 2000, which reflected a $100,000 increase from his base salary in fiscal 1999. In fiscal 2000, Mr. Gralnick also was awarded an aggregate bonus of $274,667, as a result of the Company having reached certain targeted performance incentive goals. Notwithstanding Mr. Gralnick's substantial ownership position in the Company, the Compensation Committee awarded him 100,000 stock options in fiscal 2000 in order to continue to recognize his efforts in leading the Company in achieving a very strong financial performance.

     Mr. Gralnick's compensation was based on industry comparisons as well as on the Company's performance over the most recent years, as reflected in the Company's Annual Report to Stockholders which accompanies this proxy statement. Under the leadership of Mr. Gralnick and the rest of the management team, total revenues for Chico's increased from approximately $59 million in 1994 to approximately $155 million in fiscal 2000. Between 1994 and fiscal 2000, pre-tax income grew from approximately $5.6 million to a profit of $25.0 million, and net income grew from approximately $3.3 million to a profit of $15.5 million, or $0.88 diluted earnings per share (as adjusted for the 2 for 1 stock split with a record date of December 27, 1999).

     In February 2000, in further recognition of Mr. Gralnick's contribution to the Company's improved performance and taking into account the industry comparisons, the Company reached agreement with Mr. Gralnick with respect to a new three year employment contract, under which Mr. Gralnick's base compensation was increased to $600,000, with subsequent scheduled annual increases and certain commitments to the grant of additional stock options.


COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     The Compensation Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which disallows a tax deduction for compensation to an executive officer when the included compensation exceeds $1 million per year. No executive officer of the Company exceeded this threshold in fiscal 2000. Although Mr. Gralnick's compensation earned could exceed this threshold during fiscal 2001, depending on the Company's performance, the provisions of Mr. Gralnick's new employment agreement will provide that any cash compensation in excess of the threshold that would otherwise be payable will be deferred instead until such date as such deferred amount can be paid without exceeding the applicable threshold. The Committee intends to periodically continue further review of the potential consequences of
Section 162(m) and, depending upon the risk of applicability of this provision to the Company, may elect to structure the performance-based portion of its executive officer compensation in a manner so as to comply with certain exemptions provided for in Section 162(m) and possibly modify the provisions which effectuate deferral of certain portions of the cash compensation amounts.

     This report has been provided by the Compensation Committee.

                                     COMPENSATION AND BENEFITS COMMITTEE:

                                         John W. Burden
                                         Verna K. Gibson
                                         Ross E. Roeder

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies in the Standard & Poor's 500 Index and the S&P 500 Retail Stores-Specialty-Apparel Industry Index. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on January 28, 1995 and the reinvestment of dividends. The performance graph reflects the change in the Company's year end from the Sunday closest to December 31 to the Saturday closest to January 31 and uses pro forma fiscal year end dates for periods prior to the 1997 fiscal year.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
[CHART APPEARS HERE]


                                                  1/28/1995     2/3/1996     2/1/1997     1/31/1998     1/30/1999     1/29/2000
                                                 -----------   ----------   ----------   -----------   -----------   ----------
    Chico's FAS, Inc. ........................       100.00        58.93        57.14        100.90        435.72       462.53
    S&P 500 Index ............................       100.00       138.58       175.04        222.13        294.29       316.74
    Retail (Specialty-Apparel) Index .........       100.00       119.07       148.67        269.89        558.80       521.56

                      EXECUTIVE OFFICERS AND KEY EMPLOYERS

     The following table sets forth certain information regarding the Company's continuing executive officers, continuing directors, nominees for director and certain other key employees.



                                                                                                       YEARS WITH
                                                                                                          THE
EXECUTIVE OFFICERS               AGE                              POSITION                              COMPANY
-----------------------------   -----   -----------------------------------------------------------   -----------
 Marvin J. Gralnick .........    65     Chief Executive Officer, President, Chairman of the               16
                                        Board and Director
 Helene B. Gralnick .........    52     Senior Vice President-Design and Concept and Director             16
 Charles J. Kleman ..........    49     Executive Vice President-Finance, Chief Financial Officer,        11
                                        Secretary/Treasurer and Director
 Scott A. Edmonds ...........    42     Chief Operating Officer and Assistant Secretary                    6
 Mori C. MacKenzie ..........    50     Vice President-Director of Stores                                  4
 Patricia A. Murphy .........    56     Vice President-General Merchandise Manager                         2
 Karen M. Glass .............    44     Vice President-Product Development and Design                      7

NON-DIRECTOR EXECUTIVE OFFICERS

     Scott A. Edmonds has been employed by Chico's since September 1993, when he was hired as Operations Manager. In February 1994, he was elected to the position of Vice President-Operations and effective January 1, 1996, he was promoted to the position of Senior Vice President-Operations. In February 2000, he was promoted again to Chief Operating Officer. Mr. Edmonds is responsible for human resources, store development and operations, leasing and maintenance, franchise operations, and management of the headquarters. From March 1985 until September 1993, he was President/General Manager of the Ft. Myers branch of Ferguson Enterprises, Inc. an electric and plumbing wholesaler.

     Mori C. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. In June 1999, she was elected Vice President-Director of Stores. Ms. MacKenzie is responsible for store and field operations management, hiring and training. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody's Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group ("URG") and from August 1991 until April 1992 she was employed by Conston Corp., a predecessor of URG. In addition, Ms. MacKenzie was Vice President-Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.

     Patricia A. Murphy has been with the Company since September 1997, when she was hired as the Senior Merchant. In April 1998, she was promoted to the position of General Merchandise Manager, and in June 1999, she was elected Vice President-General Merchandise Manager. Ms. Murphy is principally responsible for the buying, planning and distribution activities associated with procurement of merchandise. From February 1987 until September 1997, Ms. Murphy was Vice President of Merchandising and Director of Fashion for Doncaster and from October 1985 until February 1987 was Merchandiser and National Sales Manager for Caribou Sportswear. From 1981 until 1985, she was Director of Fashion Coordination for Lane Bryant, a division of the Limited.

     Karen M. Glass has been with the Company since January 1993, when she was hired as the Manager of Quality Control in the Company's Istanbul, Turkey office which was closed in 1995. In 1995 she moved to the United States and was promoted to Director of Production. In June 1999 she was elected Vice President-Product Development and Design. From 1979-1991, she was involved in design and production of sportswear lines for several New York- and Ohio-based companies in the sportswear industry.

     Marvin J. Gralnick and Helene B. Gralnick are husband and wife. None of the other executive officers or directors are related to one another. Executive officers are elected by and serve at the discretion of the Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides information concerning the annual compensation of each of the named executive officers of the Company, as defined under applicable Securities and Exchange Commission Rule, for services rendered to the Company in each of the Company's last three fiscal years.



                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                       ANNUAL COMPENSATION(1)          AWARDS
                                                     ---------------------------   -------------
                                                                                     SECURITIES
NAME AND                            FISCAL YEAR                                      UNDERLYING     ALL OTHER COM-
PRINCIPAL POSITION                     ENDED          SALARY($)     BONUS($)(2)      OPTIONS(#)     PENSATION($)(3)
-----------------------------   ------------------   -----------   -------------     ----------    ----------------
Marvin J. Gralnick,             January 29, 2000     426,923           274,667        100,000           5,000
Chairman of the Board,          January 30, 1999     339,423           272,080        100,000           6,756
Chief Executive Officer and     January 31, 1998     267,307           132,000        200,000           4,821
President

Helene B. Gralnick,             January 29, 2000     193,077            93,000         40,000           5,000
Senior Vice President-          January 30, 1999     151,961            90,200         20,000           6,459
Design and Concept              January 31, 1998     126,923            45,900         50,000           4,382

Charles J. Kleman,              January 29, 2000     255,384           122,800         20,000           5,000
Executive Vice President-       January 30, 1999     235,768           141,600         20,000           6,587
Finance and Chief Financial     January 31, 1998     209,375            76,275         80,000           4,821
Officer

Scott A. Edmonds,               January 29, 2000     205,385            98,800         30,000           5,000
Chief Operating Officer and     January 30, 1999     186,826           112,200         20,000           6,510
Assistant Secretary             January 31, 1998     166,828            60,750         70,000           4,821

Patricia A. Murphy,             January 29, 2000     188,077            60,400         30,000           5,000
Vice President-                 January 30, 1999     124,614            57,533         30,000           6,178
General Merchandise Manager     January 31, 1998      31,923            10,560         10,000            -0-

--------
(1) Other Annual Compensation, other than salary and bonuses, was not paid or did not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission Rules.
(2) Amounts in this column consist of certain bonuses including bonuses earned under the semi-annual management incentive plan which is keyed to the Company's performance. Amounts earned with respect to a particular fiscal year are accrued as expenses in such fiscal year.
(3) This category includes the Company's contributions to the Profit Sharing Plan / 401(k) Plan.


OPTION/SAR GRANTS TABLE

     The following table shows all options to purchase our common stock granted to each of our named executive officers in fiscal 2000 and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

                        OPTION GRANTS IN LAST FISCAL YEAR



                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                                  ASSUMED ANNUAL RATES OF STOCK
                              INDIVIDUAL GRANTS                                 PRICE APPRECIATION FOR OPTION TERM
                       -------------------------------                          ----------------------------------
                          NUMBER OF       % OF TOTAL
                          SECURITIES        OPTIONS      EXERCISE
                          UNDERLYING       GRANTED TO    OR BASE
                           OPTIONS        EMPLOYEES IN    PRICE        EXPIRATION
NAME                    GRANTED(#)(1)     FISCAL YEAR     ($/SH)          DATE        5%($)       10%($)
--------------------   ---------------   -------------  ----------     -----------  ---------   ----------
Marvin J. Gralnick        100,000        29.7%           11.344        4/16/2009     713,418     1,807,941
Helene B. Gralnick         40,000        11.9%           11.344        4/16/2009     285,367       723,177
Charles J. Kleman          20,000         5.9%           11.344        4/16/2009     142,684       361,588
Scott A. Edmonds           30,000         8.9%           11.344        4/16/2009     214,025       542,382
Patricia A. Murphy         30,000         8.9%           11.344        4/16/2009     214,025       542,382

--------
(1) The grants of options above were made in April 1999. All of the options vest annually at a rate of 33 1/3% on each anniversary date of the grant beginning on the first anniversary.


OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table shows information concerning stock option exercises and values as of the end of fiscal 2000.



                                                                                                AGGREGATED FISCAL YEAR-END
                                                                                                      OPTION VALUES
                                                                                              -----------------------------
                                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END ($)
                            SHARES
                          ACQUIRED ON          VALUE
NAME                     EXERCISE (#)     REALIZED($)(1)       EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(2)
---------------------   --------------    --------------      -------------------------------   -----------------------------
 Marvin J. Gralnick          --                --                 196,667 / 233,333               2,730,208 / 2,226,017
 Helene B. Gralnick          --                --                  70,000 / 70,000                  965,625 / 590,615
 Charles J. Kleman           --                --                  392,320 / 60,000                5,217,896 / 639,371
 Scott A. Edmonds          53,998            509,158               15,335 / 66,667                  223,311 / 639,271
 Patricia A. Murphy        16,666            287,488                 -- / 53,334                      -- / 419,272


--------
(1) This represents the excess of the fair market value of the Company's Common Stock as of the date of exercise above the exercise price of the options.
(2) This represents the excess of the fair market value of the Company's Common Stock of $16.1875 per share as of January 29, 2000, above the exercise price of the options.


EMPLOYMENT AGREEMENTS

     Effective February 7, 2000, the Company entered into new employment agreements with Mr. Gralnick and Ms. Gralnick, which replace employment agreements that had been in effect since February 15,1995 and which each provide for an annual base salary and certain other benefits. Pursuant to the employment agreements, the 2000 annualized base salaries of Mr. Gralnick and Ms. Gralnick are $600,000 and $230,000, respectively, subject to scheduled annual increases and any further increases as may be set by the Board of Directors. Under each agreement, bonus compensation is to be determined through a bonus formula adopted by the Compensation Committee. Under each of the employment agreements, the period of employment extends through February 1, 2003, which period, under the express terms of the agreement, is automatically extended for additional one-year periods until the respective employment agreement is terminated by the Company or the executive. The employment agreements contemplate the granting of stock options to each of Mr. Granick and Ms. Gralnick under the Company's 1993 Stock Option Plan, as amended, of which stock options with respect to a total of 75,000 shares and 25,000 shares respectively, have been granted and stock options with respect to a total of 225,000 additional shares and 60,000 additional shares, respectively, are to be granted in the additional years of the initial term under the contract.

     The employment agreements provide that Mr. Gralnick and Ms. Gralnick are entitled to certain severance benefits in the event that their employment is terminated by the Company "without cause" or by the Company or such executive within a certain period following a "change of control" (both terms as defined in the employment agreements). If the employment is terminated "without cause," the executive would receive his or her salary for the remainder of the then effective term (or, if longer, for 12 months). If the employment is terminated within the specified period following a "change of control," the executive would receive a lump sum equal to the aggregate salary that he or she would otherwise have been entitled to receive over the remainder of then effective term (or, if longer, over 12 months) plus one year's bonus. Each such employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or his or her termination for cause. Each such employment agreement provides for a covenant not to compete which is to continue for two years following any termination.

     Effective April 1, 1993, the Company entered into an employment agreement with Mr. Kleman which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Mr. Kleman's current base salary is $285,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of the employment agreement, the Company contracted to employ Mr. Kleman for a period which currently extends through December 31, 2000, and which period, by the terms of the agreement is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Kleman.

     Effective, June 28, 1995, the Company entered into an employment agreement with Mr. Edmonds which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Mr. Edmonds' current base salary is $275,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of Mr. Edmonds' employment agreement, the Company contracted to employ Mr. Edmonds for a period which currently extends through December 31, 2000, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Edmonds.

     The employment agreements for Messrs. Kleman and Edmonds provide that such executives are entitled to certain severance benefits in the event that their employment is terminated by the Company "without cause" or by such executive within a specified period following a "change of control" (both as defined in the employment agreements). In such cases, the executive would receive his or her salary for the remainder of the then effective employment term (or, if longer, for 6 months, if the termination is without cause, and for 12 months, if the termination follows a change in control). Each employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or his or her termination for cause. Each employment agreement provides for a covenant not to compete which is to continue for two years following any termination.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Company's Compensation and Benefits Committee are John W. Burden, Verna K. Gibson and Ross E. Roeder. Neither Mr. Burden, Ms. Gibson nor Mr. Roeder has at any time been an officer or employee of the Company.


COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     To the Company's knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company's directors and officers and the holders of more than 10% of the Company's Common Stock, all Section 16(a) filing requirements were complied with by such persons in fiscal 2000 except that one report on Form 4 was filed late by Patricia A. Murphy to report the sale of 600 shares.

                               SECURITY OWNERSHIP

     The following table sets forth, as of April 19, 2000, the number of shares of the Company's Common Stock beneficially owned by 1) each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock together with such person's address, 2) each of its directors and nominees to become a director, 3) each named executive officer as defined under applicable Securities and Exchange Commission rules and 4) all directors and executive officers as a group.



                                                             AMOUNT AND NATURE
                NAME OF BENEFICIAL OWNER                       OF BENEFICIAL      PERCENT
                   OR NUMBER IN GROUP                           OWNERSHIP(1)      OF CLASS
--------------------------------------------------------       ---------------    ---------
         Marvin J. Gralnick
         c/o Chico's FAS, Inc.
         11215 Metro Parkway
         Ft. Myers, Florida 33912 ......................         3,158,155(2)        17.93

         Helene B. Gralnick
         c/o Chico's FAS, Inc.
         11215 Metro Parkway
         Ft. Myers, Florida 33912 ......................         3,158,155(2)        17.93

         Rodin, Ltd.
         301 Congress, Suite 1900
         Austin, Texas 78701 ...........................         2,721,488(2)        15.84

         Chase Manhattan Corporation
         270 Park Avenue
         New York, NY 10017 ............................         1,006,525(3)         5.86

         FMR Corp.
         Edward C. Johnson, III
         Abigail P. Johnson
         82 Devonshire Street
         Boston, MA 02109
         and
         Fidelity International Limited.
         Pembroke Hall, 42 Crowlane
         Hamilton, Bermuda .............................           980,320(4)         5.71

         Charles J. Kleman .............................           447,476(5)         2.54

         Scott A. Edmonds ..............................            63,735(6)           *

         Patricia A. Murphy ............................            20,000(7)           *

         Verna K. Gibson ...............................           356,000(8)         2.07

         Ross E. Roeder ................................            82,000(9)           *

         John W. Burden ................................            70,000(10)          *

         All Directors and Executive Officers as a Group
         (10 persons) ..................................         4,258,340(11)       23.22

--------
 *  Less than one percent
(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power. All share amounts reflect the effect of the two-for-one stock split distributed on January 14, 2000 to stockholders of record on December 27, 1999.
(2) Marvin J. Gralnick and Helene B. Gralnick are husband and wife. The number of shares shown for Marvin J. Gralnick and the number of shares shown for Helene B. Gralnick each represent the aggregate of all shares held by Rodin, Ltd., a Texas Limited Partnership. A limited liability company established by Mr. Gralnick and Ms. Gralnick and of which Mr. Gralnick and Ms. Gralnick are the sole members and managing members, is the sole general partner of Rodin, Ltd., owning an aggregate of 1% of the partnership interests. Mr. Gralnick owns limited partnership interests representing approximately 49.3% of the partnership interests, Ms. Gralnick owns separate limited partnership interests representing approximately 49.3% of the partnership interests and the remaining partnership interests are owned by a series of irrevocable intervivos trusts established by Mr. Gralnick and Ms. Gralnick for the benefit of their respective children. Also includes a total of 436,667 shares for Mr. Gralnick and Ms. Gralnick which are deemed to be beneficially owned by them by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.
(3) This information is derived from a Schedule 13G dated February 10, 2000, filed by Chase Manhattan Corporation and its wholly-owned subsidiary, The Chase Manhattan Bank. Chase Manhattan Corporation and The Chase Manhattan Bank are each shown to have sole voting power with respect to 1,006,175 of the shares shown and sole dispositive power with respect to all of the shares shown.
(4) This information is derived from (a) an Amendment to Schedule 13G dated as of January 14, 2000 (the "FMR Schedule 13G Amendment") filed by FMR Corporation ("FMR Corp."), Edward C. Johnson 3d and Abigail P. Johnson, and joined in by Fidelity Management & Research Company ("FMRC") and Fidelity International Limited ("FIL") and (b) a separate Amendment to Schedule 13G dated as of January 14, 2000 (the "FIL Schedule 13G Amendment") filed by FIL, Edward C. Johnson 3d, Abigail P. Johnson and joined in by FMR Corp. The
    Schedule 13G Amendments did not take into account the impact of the Company's two for one stock split which was effective on or about January 14, 2000. The reported number of shares reflected in the chart and in this footnote have been adjusted to take into account the effect of this stock split. FMR Corp. is shown to have sole power to vote or direct the voting of 139,900 of the shares shown and sole dispositive power with respect to 491,500 of the shares shown. FIL is shown to have sole power to vote or direct the voting of and sole dispositive power with respect to 488,820 of the shares. FMRC, a subsidiary of FMR Corp., is identified in each of the
    Schedule 13D Amendments as the beneficial owner of 351,700 shares as the result of acting as investment advisor to various investment companies (the "Fidelity Funds") registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp., through its control of FMRC and the Fidelity Funds each have sole power to dispose of 351,700 of the shares (which are a part of the 491,500 shares for which FMR Corp. is shown as having sole dispositive power). Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. The sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds resides with the Board of Trustees of such funds. Fidelity Management Trust Company, a subsidiary of FMR Corp., is identified in the Schedule 13D Amendments as the beneficial owner of 139,800 of the shares as the result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole power to vote or to direct the voting and sole dispositive power over the 139,800 shares owned by the institutional accounts.
(5) Includes 4,800 shares owned by Mr. Kleman's son, 4,800 shares owned by his daughter, 400 shares owned by his stepdaughter and 1,286 shares owned by Mr. Kleman's spouse. In addition, includes 432,320 shares deemed to be beneficially owned by Mr. Kleman by virtue of stock options that are currently exercisable or become exercisable within 60 days and 3,400 shares deemed to be beneficially owned by virtue of stock options that are currently exercisable or become exercisable within 60 days by Mr. Kleman's spouse.
(6) Includes 500 shares owned by each of Mr. Edmonds' two daughters. In addition, includes 55,335 shares deemed to be beneficially owned by Mr. Edmonds by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.
(7) Includes 20,000 shares deemed to be beneficially owned by Ms. Murphy by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.
(8) Includes 52,000 shares deemed to be beneficially owned by Ms. Gibson by virtue of certain stock options that are currently exercisable.
(9) Includes 70,000 shares deemed to be beneficially owned by Mr. Roeder by virtue of stock options that are currently exercisable.
(10)Includes 40,000 shares deemed to be beneficially owned by Mr. Burden by virtue of stock options that are currently exercisable.

(11) Pursuant to applicable Securities and Exchange Commission rules, the 2,721,488 shares of Common Stock owned by Rodin, Ltd. and the 436,667 exercisable options which are deemed to be beneficially owned by each of Marvin J. Gralnick and Helene B. Gralnick, are counted only once for purposes of this calculation.


      STOCKHOLDER PROPOSALS FOR PRESENTATIONS AT THE 2001 ANNUAL MEETING

     Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders and in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before December 21, 2000.

     The Company's Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders' meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     A stockholder's notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934; (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

     A stockholder's notice with respect to a director nomination must set forth
(1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of the Company which are beneficially owned by such person, (4) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (1) the name and address, as they appear on the Company's books, of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

     The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.


                                          By Order of the Board of Directors,


                                          CHARLES J. KLEMAN, SECRETARY

Dated: April 20, 2000

                                REVOCABLE PROXY
                               CHICO'S FAS, INC.

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2000


      The undersigned, a stockholder of CHICO'S FAS, INC. (the "Company"), hereby appoints Marvin J. Gralnick, Charles J. Kleman and Scott A. Edmonds, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the 'Tween Waters Inn, Captiva, Florida at 2:00 P.M., local time, on June 13, 2000 and any adjournments or postponements thereof (the "Annual Meeting"), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement dated April 20, 2000 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified to the right;

The Board of Directors recommends voting FOR the following nominees and proposals:

1. ELECTION OF DIRECTORS:

   Nominees for Class I Directors:

 Charles J. Kleman and Ross E. Roeder

                                 WITH-                    FOR ALL
        FOR                      HOLD                     EXCEPT

       [   ]                     [   ]                     [   ]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark
"For All Except" and write that nominee's name in the space provided below.
________________________________________________________________________________
                                                    FOR      AGAINST     ABSTAIN
2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR
   ANDERSEN LLP AS THE COMPANY'S INDEPENDENT
   CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL
   YEAR 2001                                       [   ]      [   ]       [   ]

3. PROPOSAL TO RATIFY THE AMENDMENTS TO THE
   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN       [   ]      [   ]       [   ]

4. OTHER MATTERS: Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.

Please be sure to sign and date         Date
this Proxy in the box below.


    --------------------------------        --------------------------------
    Stockholder sign above                  Co-holder (if any) sign above

   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.


      The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. IF THE UNDERSIGNED DOES NOT SPECIFY A CHOICE, THE SHARES WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED HEREON, FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, FOR THE PROPOSAL TO RATIFY THE AMENDMENTS TO THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, AND IN THE DISCRETION OF THE PROXIES FOR OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

      The stockholder signing above acknowledges receipt of (1) the Company's 2000 Annual Report to Stockholders and (2) the Company's Notice of Annual Meeting and Proxy Statement dated April 20, 2000 relating to the Annual Meeting. The stockholder signing above does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.

      NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.

                   PLEASE MARK, SIGN AND DATE THIS PROXY CARD
               AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

                               CHICO'S FAS, INC.

                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


                                   ARTICLE 1

                                    GENERAL

      1.1 PURPOSE. The purpose of the Chico's FAS, Inc. Non-Employee Directors' Stock Option Plan is to secure for Chico's FAS, Inc. and its stockholders the benefits of the incentive inherent in increased common stock ownership by the members of the Board of Directors of the Company who are not employees of the Company or any of its Subsidiaries.

      1.2 MAXIMUM NUMBER OF SHARES. The maximum number of shares of Common Stock that may be offered under the Plan is 150,000, subject to adjustment as provided in Section 3.1 below. The Common Stock to be issued may be either authorized and unissued shares or issued shares acquired by the Company or its Subsidiaries. In the event that Options granted under the Plan shall terminate or expire without being exercised in whole or in part, new Options may be granted covering the shares not purchased under such lapsed Options.

      1.3 DEFINITIONS. The following words and terms as used herein shall have that meaning set forth therefor in this Section 1.3 unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.

            1.3.1 "BOARD" or "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

            1.3.2 "CODE" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute. Reference to a specific section of the Code shall include a reference to any successor provision.

            1.3.3 "COMMITTEE" is defined in Section 1.4.

            1.3.4 "COMMON STOCK" shall mean the common stock of the Company.

            1.3.5 "COMPANY" shall mean Chico's FAS, Inc. and its successors.

            1.3.6 "EFFECTIVE DATE" is defined in Section 3.9.

            1.3.7 "FAIR MARKET VALUE" of the shares of Common Stock shall mean the closing price, on the date in question (or, if no shares are traded on such day, on the next preceding day on which shares were traded), of the Common Stock on the principal securities exchange in the United

States on which such stock is listed, or if such stock is not listed on a securities exchange in the United States, the closing price on such day in the over-the-counter market as reported by the National Association of Security Dealers Automated Quotation System (NASDAQ), or NASDAQ's successor, or if not reported on NASDAQ, the fair market value of such stock as determined by the Committee in good faith and based on all relevant factors.

            1.3.8 "NSO" shall mean a nonqualified stock option granted in accordance with the provisions of Article 2 of this Plan.

            1.3.9 "NON-EMPLOYEE DIRECTOR" shall mean a member of the Board of Directors who is not an employee of the Company or any Subsidiary.

            1.3.10 "OPTION" shall mean an NSO, as defined in Section 1.3.8 above.

            1.3.11 "OPTIONEE" shall mean a Non-Employee Director to whom an Option is granted under the Plan.

            1.3.12 "PLAN" shall mean the Chico's FAS, Inc. Non-Employee Directors' Stock Option Plan, as set forth herein and as amended from time to time.

            1.3.13 "SUBSIDIARY" shall mean any corporation that at the time qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" contained in Section 424(f) of the Code.

      1.4 ADMINISTRATION. The Plan shall be administered by the Board or by a committee of two or more members of the Board, as may be designated as such by the Board (in either case, referred to for purposes of this Plan as the "Committee").

            1.4.1 The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan. The Committee shall, subject to the provisions of the Plan, grant Options, and have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Committee.

            1.4.2 To the fullest extent permitted by law, each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be

                                      2.

a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the person shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

      1.5 ELIGIBILITY REQUIREMENTS. Each Non-Employee Director shall be eligible to receive Options in accordance with Article 2 below. The adoption of this Plan shall not be deemed to give any director any right to or be granted options to purchase Common Stock, except to the extent and upon such terms and conditions as set forth in this Plan.


                                   ARTICLE 2

                       TERMS AND CONDITIONS OF OPTIONS
                       -------------------------------

      2.1 GRANT. Options granted under the Plan shall be evidenced by an agreement in such form as the Board or the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the terms and conditions set forth under this Article 2.

      2.2 NONQUALIFIED STOCK OPTIONS. Options granted under the Plan shall be an NSO which are intended to be options that do not qualify as "incentive stock options" under Section 422 of the Code.

      2.3 AUTOMATIC GRANTS.

            2.3.1 Each Non-Employee Director shall be granted an Option for 10,000 shares of Common Stock upon his or her initial appointment to the Board. In addition, each year, as of the date of the Annual Meeting of Stockholders of the Company, each Non-Employee Director who is then reelected or who is continuing as a member of the Board after the adjournment of the Annual Meeting shall be granted an Option for 10,000 shares of Common Stock.

            2.3.2 The Option exercise price for each such automatic grant shall be the Fair Market Value of the Common Stock on the date of the grant of the Option.

            2.3.3 One hundred percent (100%) of the total number of shares of Common Stock covered by an automatic grant Option shall become exercisable beginning with the date which is six (6) months after the date of the grant of the Option and shall be exercisable by the Non-Employee Director for a period of ten (10) years from the date of grant. Not less than one hundred (100) shares

                                      3.

may be exercised at any one time unless the number exercised is the total number at the time exercisable under the Option.

            2.3.4 Notwithstanding the foregoing, no automatic grant Option or any part of an automatic grant Option shall be exercisable (a) before the Non-Employee Director has served one term-year as a member of the Board (as used herein, the term "term-year" means that period from one Annual Meeting to the subsequent Annual Meeting), (b) after the expiration of ten (10) years from the date the Option was granted, and (c) unless written notice of the exercise is delivered to the Company specifying the number of shares to be purchased and payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise.

      2.4 DISCRETIONARY GRANTS. The Committee may also make discretionary grants of Options to Non-Employee Directors. The number of shares of Common Stock underlying such discretionary Options and the exercise price, vesting and other terms and conditions of such Options shall be determined by the Committee at the time such Options are granted.

      2.5 METHOD OF EXERCISE. An Option may be exercised by a Non-Employee Director during such time as may be permitted by the Option and the Plan by providing written notice to the Board and tendering the purchase price in accordance with the provisions of Section 2.6, and complying with any other exercise requirements contained in the Option or promulgated from time to time by the Board.

      2.6 METHOD OF PAYMENT. Each Option shall state the method of payment of the Option price upon the exercise of the Option. The method of payment stated in the Option shall include payment in full (a) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company, (b) in the discretion of and in the manner determined by the Board, by the delivery of shares of Common Stock already owned by the Optionee, (c) by any other legally permissible means acceptable to the Board at the time of the grant of the Option (including cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable legal restrictions), or (d) in the discretion of the Board, through a combination of (a), (b) and (c) of this
Section 2.6. If the option price is paid in whole or in part through the delivery of shares of Common Stock, the decision of the Board with respect to the Fair Market Value of such shares shall be final and conclusive.

      2.7 DEATH OR OTHER TERMINATION OF POSITION AS A DIRECTOR. Subject to the specific term, vesting and exercise provisions of Section 2.5:

            2.7.1 In the event that a Non-Employee Director (a) is removed as a director for dishonesty or violation of his or her fiduciary duty to the Company, (b) voluntarily resigns under or followed by such circumstances as would constitute a violation of his or her fiduciary duty to the Company, or (c) commits an act of dishonesty not discovered by the Company prior to the cessation of his or her services as a director of the Company but that would have resulted in his or her removal if discovered prior to such date, then forthwith from the happening of any such event, any Option then

                                      4.

held by him or her and which was issued under this Plan shall terminate and become void to the extent that it then remains unexercised.

            2.7.2 If a person shall cease to be a director of the Company as a result of such person's death or disability while such person is a member of the Board of Directors and before the date of expiration of the Option, the Option shall terminate and all rights to exercise thereunder shall terminate on the earlier of (i) such date of expiration or (ii) one year following the date of such death or disability. After the death of the director, his executors or administrators, or any person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to such termination, to exercise the Option pursuant to its terms.

            2.7.3 If a person shall cease to be a director of the Company for any reason other than one or more of the reasons set forth in sections 2.7.1 and
2.7.2 and before the date of expiration of the Option, the Option shall terminate and all rights to exercise thereunder shall terminate on the earlier of (i) such date of expiration or (ii) one (1) year following the date such person ceases to be a director of the Company.

            2.7.4 If prior to the time a person shall cease to be a director of the Company, there shall occur a change in control of the Company and at such time shares of Common Stock remain subject to the Option, then the Option shall become immediately exercisable without regard to the other vesting provisions of the Option and such exercisability shall thereafter terminate only at the end of the initial term of the Option without regard to the other provisions of this article 2. For purposes hereof, a "change in control" of the Company shall mean a change in control of a nature that would be required to reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1933 (the "Exchange Act") as in effect on the date hereof; provided, that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act and other than the persons who are directors on the date of the Option) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof.

            2.7.5 In the event any Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased Optionee, the Company shall be under no obligation to issue Common Stock thereunder unless and until the Company is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased Optionee's estate or the proper legatees or distributees thereof.

      2.8 TRANSFERABILITY OF OPTIONS. The Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him or her.

                                      5.

      2.9 DELIVERY OF CERTIFICATES REPRESENTING SHARES. As soon as practicable after the exercise of an Option, the Company shall deliver, or cause to be delivered, to the Non-Employee Director exercising the Option, a certificate or certificates representing the shares of Common Stock purchased upon the exercise. Certificates representing shares of Common Stock to be delivered to a Non-Employee Director shall be registered in the name of such director.

      2.10 RIGHTS AS A STOCKHOLDER. A Non-Employee Director shall have no rights as a stockholder with respect to any shares of Common Stock covered by his or her Option until the date on which he or she becomes a record owner of the shares purchased upon the exercise of the Option (the "record ownership date"). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions, or other rights for which the record date is prior to the record ownership date.


                                   ARTICLE 3

                                 MISCELLANEOUS
                                 -------------

      3.1   STOCK ADJUSTMENTS.

            3.1.1 In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or other division or consolidation of shares or the payment of a stock dividend (but only on Common Stock) or any other increase or decrease in the number of such shares effected without any receipt of consideration by the Company, then, in any such event, the number of shares of Common Stock that remain available under the Plan, the number of shares of Common Stock covered by each outstanding Option, and the purchase price per share of Common Stock covered by each outstanding Option shall be proportionately and appropriately adjusted for any such increase or decrease.

            3.1.2 Subject to any required action by the stockholders, if any change occurs in the Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting Common Stock, then, in any such event, the number and type of shares covered by each outstanding Option, and the purchase price per share of Common Stock covered by each outstanding Option, shall be proportionately and appropriately adjusted for any such change. A dissolution or liquidation of the Company shall cause each outstanding Option to terminate.

            3.1.3 In the event of a change in the Common Stock as presently constituted that is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any change shall be deemed to be shares of Common Stock within the meaning of the Plan.

                                      6.

            3.1.4 To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by, and in the discretion of, the Committee, whose determination in that respect shall be final, binding and conclusive.

            3.1.5 Except as hereinabove expressly provided in this Section 3.1, a Non-Employee Director shall have no rights by reason of any division or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation, or spin-off of assets or stock of another corporation; and any issuance by the Company of shares of stock of any class, securities convertible into shares of stock of any class, or warrants or options for shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option.

            3.1.6 The existence of the Plan, and the grant of any Option pursuant to the Plan, shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate, or to dissolve, to liquidate, to sell, or to transfer all or any part of its business or assets.

      3.2 LISTING AND REGISTRATION OF COMMON STOCK. Each Option shall be subject to the requirement that if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the Common Stock covered thereby upon any securities exchange or under any state or federal laws, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Notwithstanding anything in the Plan to the contrary, if the provisions of this Section 3.2 become operative, and if, as a result thereof, the exercise of an Option is delayed, then and in that event, the term of the Option shall not be affected. Notwithstanding the foregoing or any other provision in the Plan, the Company shall have no obligation under the Plan to cause any shares of Common Stock to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national marketing system.

      3.3 TERM OF THE PLAN. The Plan shall terminate upon the earlier of the following dates or events: (a) upon the adoption of a resolution of the Board terminating the Plan; or (b) ten years from the Effective Date.

      3.4 AMENDMENT OF THE PLAN; TERMINATION. The Board may, insofar as permitted by law, from time to time, with respect to any shares of Common Stock at the time not subject to Options, suspend, discontinue or terminate the Plan or revise or amend it in any respect whatsoever.

      3.5 APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Options will be used for general corporate purposes.

                                      7.

      3.6 NO OBLIGATION TO EXERCISE. The granting of any Option under the Plan shall impose no obligation upon any Optionee to exercise such Option.

      3.7 NO IMPLIED RIGHTS TO DIRECTORS. Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained as a Director or in any other capacity.

      3.8 WITHHOLDING. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

      3.9 CONDITIONS PRECEDENT TO EFFECTIVENESS. The Plan shall become effective upon the adoption of the Plan by the Board of Directors.

                                      8.

                                   EXHIBIT A

                     FIRST AMENDMENT TO CHICO'S FAS, INC.
                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

      This First Amendment to the Chico's FAS, Inc. Non-Employee Directors' Stock Option Plan, which effectively eliminates the ability to set the option price at below fair market value, eliminates discretionary option grants from the Plan, and requires stockholder approval of certain plan amendments, is hereby adopted, the 20th day of August, 1999, but effective retroactive to the date of initial adoption of the Non-Employee Directors' Stock Option Plan (i.e. October 9, 1998), as follows:

      1. Section 2.4 of the Plan is hereby amended in its entirety to read as follows:

                  2.4   [Reserved]

      2. Section 3.4 of the Plan is hereby amended in its entirety to read as follows:

                  3.4 AMENDMENT OF THE PLAN; TERMINATION. The Board may, insofar as permitted by law, from time to time, with respect to any shares of Common Stock at the time not subject to Options, suspend, discontinue or terminate the Plan or revise or amend it in any respect whatsoever, except that, without approval of the stockholders of the Company, no such revision or amendment shall change the number of shares subject to the Plan, change the designation of the class of persons eligible to receive Options, decrease the price at which Options may be granted, otherwise materially increase the benefits accruing to non-employee directors under the Plan, or remove the administration of the Plan from the Committee. The foregoing prohibitions shall not be affected by adjustments in shares and purchase price made in accordance with the provisions of Section 3.1.